EXHIBIT (a)(16)

Investor Presentation June 2009

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Emulex's anticipated annual and quarterly financial results for fiscal 2009 and beyond, including product revenues, operating expenses, profit margins, earnings per share, and tax rates; Projected product development and commercialization; The ability to leverage new technologies and anticipated customer benefits; and Market estimates, including growth projections and assessments of competitive products This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act and 21E of the Exchange Act that may be subject to the "safe harbor" of those Acts. The safe harbor does not apply to forward-looking statements made in connection with a tender offer. Such forward-looking statements include, without limitation, statements regarding: In some cases, these and other forward-looking statements can be identified by terminology such as "anticipates," "believes," "continue," "could, "estimates," "future," "intends," "predicts," "projects," "potential, " "plans," "should," "will," "would" or similar terms. These statements are subject to risks and uncertainties. Our actual results may differ materially as a result of the risks and uncertainties described under the heading "Risk Factors" in Emulex's annual, quarterly, and current reports filed with the SEC and otherwise. These statements are made as of the date of this presentation and, except as required by law, we disclaim any obligation to update or alter the statements or to explain the reasons why actual results may differ as a result of new information, future events, or otherwise.

Focus on the Key Issues: Value and Leverage We believe that Broadcom's bid is an opportunistic attempt to acquire Emulex on the cheap Emulex has a strong core business with attractive scale and margins Recent converged networking design wins highlight the opportunity for value creation at Emulex; Broadcom was aware of some of these non-public wins as some of them came at their expense We believe that Emulex stockholders agree - less than 3% of shares were tendered into Broadcom's offer as of 4-Jun and ELX has traded well in excess of the offer since announcement Emulex's peers and the broader market have posted significant gains since Broadcom made its bid, further underscoring the gross inadequacy of the offer We believe that Broadcom's misleading statements are intended to create uncertainty and doubt about Emulex's value in an attempt to justify Broadcom's grossly inadequate offer Despite these statements, even Broadcom's CEO has stated that Emulex is its "best option" Broadcom's consent solicitation process, if successful, will transfer leverage to Broadcom with no benefit to Emulex's stockholders The effective result of delivering Broadcom's consent is to allow Broadcom to call a special meeting prior to the Nov-2009 annual meeting, for the purpose of installing a full slate of new directors handpicked by Broadcom to further its inadequate offer Broadcom has two goals: #1 paying as little as possible for Emulex AND #2 pressuring Emulex stockholders to cede leverage. DO NOT SUPPORT THESE GOALS

Emulex's Significant Value Proposition: Supported by a History of Generating Results

Emulex's Roadmap to Value Creation Strong Core Businesses Long history of innovation Blue-chip OEM customer base Substantial installed base Differentiated and patented IP and software stack New and continued investment in Fibre Channel Significant Growth in Converged Large, high-growth incremental market opportunity Emulex's core Fibre Channel IP and Software Stack creates a unique, value-added platform Already winning - numerous recent Tier 1 OEM design wins $150+ million revenue opportunity by FY12 Disciplined Financial Execution Large scale and attractive margins Go-to-market synergies from core and converged businesses OEM model leverages well Reduced operating expenses by approx. $20MM (10% on annualized basis) International initiative lowers effective tax rate Significant Growth in Converged Networking Disciplined Financial Execution Strong Core Businesses As One of the Only Companies with the Ability and Assets to Win Long-Term in Converged Networking, and with an Early Leadership Position, Emulex is Positioned to Outperform

The Network Convergence Opportunity Strong Core Businesses Server virtualization is driving I/O Aggregation and bandwidth demands Blade servers are moving to native 10GbE based architectures Consolidation started in storage, moved into servers and now is driving network convergence Green IT demands to save on power, cooling, cabling and rack space are accelerating market acceptance of network convergence Significant Growth in Converged Every Tier 1 server and storage OEM supporting network convergence Major switch vendors for IP & FC are shipping network convergence solutions Enhanced Ethernet and FCoE provides investment protection for current FC & IP infrastructure This is the first time network convergence is based on Ethernet that can support low-latency communication High performance roadmap from 10Gb - 100Gb Disciplined Financial Execution Incumbent relationships with all Tier-1 OEMs and extensive Disti/VAR/DMR channels Industry leading HW protocol off-load technology for TCP/IP, iSCSI and FCoE Advanced virtualization SW & services for provisioning, optimization, security, management & diagnostics One of two, enterprise proven Fibre Channel SW stacks in the industry Existing 10GbE NIC, iSCSI and FCoE design wins with Tier 1 server and storage OEMs Once a Decade Inflection Point! Why Emulex is Positioned to Win? Why Network Convergence? We believe Emulex is uniquely positioned to succeed in network convergence for three reasons: 1) Enterprise proven FC stack, 2) Full HW protocol off-load technology and 3) Industry leading time to market with our UCNA

One Chip, One Stack, One Supplier…One Connect!

- **Industries First and Only UCNA**
  - LOM, Adapter, Mezzanine
- **Convergenomics = Cost Savings**
  - Reduce HW Cost by 28%
  - Reduce Power Costs 40%
- **Operational Efficiency**
  - Simplifies I/O Choices
  - Investment Protection for FC
- **Optimizes Virtualization with vEngine**
  - Maximizes the value of the latest Intel Xeon 5500 CPUs
- **Maximizes Data Center Consolidation**
  - Provides Maximum Connectivity/Bandwidth in the Smallest Blade Footprint
- **OneCommand™ Unified Management**

Protocol Offload	UCNA	QLOGIC QLE8100	QLOGIC NetXen	BROCADE CNA	intel NIC	BROADCOM CNIC
NIC	✓	✓	✓	✓	✓	✓
TCP/IP	✓		✓			✓
iSCSI	✓					✓
FCoE	✓	✓		✓		
NFS, CIFS	✓		✓		✓	✓
SR-IOV	✓		✓	✓	✓	✓



EMULEX 7

Emulex's Financial Plan Anticipated to Generate Significant Value Significant Anticipated Increases in Revenue and Earnings1 Revenues ($ million) Non-GAAP EPS1 ($ / Share) Source: Emulex filings, press releases and management estimates 1 Non-GAAP basis, excluding stock based compensation, amortization of intangibles, as well as other non-recurring items such as severance and goodwill impairment, which cannot be ascertained or assessed at this time; see p.24 "Financial Footnotes: GAAP to Non-GAAP Reconciliation" Non-GAAP Operating Margin1 Increased Operating Leverage R&D, Sales & Marketing, G&A Corporate Gross Margins - moderately lower due to lower NIC / iSCSI margins, partially offset by new high-margin software solutions Emulex has good forward visibility on product margins Dramatic opportunity in converged networking ? FY12 is only the beginning Incremental growth from new FC and I/O solutions Sustained core businesses Benefits from growth Converged networking Core business & new Fibre Channel solutions Expanded operating income Lower tax rate

Emulex's Converged Networking Strategy More Than Doubling Our Addressable Market Within 5 Years Expanded Market Opportunity Source: Dell'Oro Jan 2009 Note: Projected market on a calendar year basis Fibre Channel Host Bus Adapter (HBA) & Mezzanine Card Fibre Channel Over Ethernet (FCoE) Converged Networking Adapter (CNA) & Mezzanine Card 10GbE Standalone & 10GbE Mezzanine

Projections Based on Thorough, Objective Review by Emulex Management Projections of Emulex's Converged Networking opportunity were developed on a "bottoms up" basis after thorough, objective review of recent Tier 1 OEM design wins Emulex's FY12 financial model took into account considerations including the following: Projected unit sales of each customer's products based on market and share statistics from third party research and customers Emulex share of customer unit sales factors in whether the customer sole-sources Projected revenue to be generated by anticipated unit volume based on currently agreed pricing Includes impact of Emulex's channel relationship We believe that the following factors reinforce the reliability of the model Design wins were awarded by large, multinational Tier 1 OEMs that are projected by various third party sources to achieve significant market share in converged networking Substantially all prior design wins awarded by these customers have resulted in incorporation of Emulex products, generating revenues We believe that Broadcom's "skepticism" regarding our projections is disingenuous and designed to support its attempt to transfer value from Emulex stockholders to Broadcom Projection Methodology Resulting Projections Emulex estimates that its converged networking revenue associated with FCoE and NIC/iSCSI will constitute 31% of those markets by FY12 Emulex's share of these markets anticipated to increase on a go-forward basis due to Emulex's first-mover advantage and market dynamics Revenues from Converged Networking Source: Dell'Oro and Emulex Management estimates

Emulex Has a Long History of Capitalizing on New Opportunities and Growing Revenues

(US$ in Millions)


ELX's History of Capitalizing on New Opportunities
Entry into Fibre Channel FY98A – FY02A resulted in:
• Growth: 300%+
• CAGR: 44%
• Fibre Channel revenues constituted $19MM in 1998 and $234MM by 2001
Long History of Revenue Growth
• 18% CAGR over 11 years
• 10 straight years of revenue growth before the 2009 economic crisis
Projections are Consistent with ELX's History
Entry into Converged Networking FY09E – FY12E resulting in:
• Growth: 60%
• CAGR: 17%
BRCM is misleading stockholders by linking recent Fibre Channel trends in a mature market with forthcoming Converged Networking design wins in a new, evolving market that have not shipped yet → a more relevant comparison is ELX's entry into Fibre Channel in FY98– FY02
$59
$68
$140
$245
$255
$308
$364
$376
$403
$470
$488
$375
$600+
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009E
(Midpoint of Guidance)
2012E
(Mgmt. Est.)

Emulex has consistently grown its top line and has successfully capitalized on previous inflection points

Source: Emulex filings, Emulex management guidance and estimates

EMULEX

11

Emulex has a Track Record of Converting Design Wins Into Revenues
Blade Server Market Example

Feb 2006 – Emulex 4Gb FC Blade design win for IBM BladeCenter

June 2006 – Emulex 4Gb FC Blade design win for HP C-Class

Oct. 2006 – Emulex 4Gb FC Blade design win for Dell Blade Servers



70%
60%
50%
40%
30%
20%
10%
0%
4Gb Blade Design Wins
IBM.
hp
DELL
8Gb Blade Design Wins
DELL
hp
IBM.
2%
6%
9%
15%
23%
26%
25%
27%
28%
28%
27%
Design wins in emerging market resulted in revenues in 6-12 months
EMULEX
3Q06
4Q06
1Q07
2Q07
3Q07
4Q07
1Q08
2Q08
3Q08
4Q08
1Q09
Emulex Mezz

Blade server design wins at 3 Tier 1 OEMs in 2006 drove Emulex market share from 2% to almost 30% within 2 years

Source: Dell'Oro

EMULEX

12

Emulex Has a Long History of Meeting or Exceeding Guidance

	Revenues			Non-GAAP EPS (1)		
Quarter	Guidance	Actual		Guidance	Actual	
Jun-06	$96-$99	$99	Met	$0.20-$0.21	$0.24	Exceeded
Sep-06	$98-$101	$102	Exceeded	$0.22-$0.24	$0.25	Exceeded
Dec-06	$115-$119	$121	Exceeded	$0.25-$0.27	$0.27	Met
Mar-07	$115-$119	$120	Exceeded	$0.24-$0.26	$0.27	Exceeded
Jun-07	$121-$125	$126	Exceeded	$0.27-$0.29	$0.34	Exceeded
Sep-07	$115-$118	$117	Met	$0.24-$0.26	$0.27	Exceeded
Dec-07	$129-$133	$131	Met	$0.30-$0.32	$0.34	Exceeded
Mar-08	$127-$131	$128	Met	$0.28-$0.30	$0.31	Exceeded
Jun-08	$118-$123	$113	Missed	$0.24-$0.27	$0.22	Missed
Sep-08	$108-$111	$112	Exceeded	$0.18-$0.20	$0.22	Exceeded
Dec-08	$111-$116	$109	Missed	$0.20-$0.23	$0.23	Met
Mar-09	$78-$85	$79	Met	$0.02-$0.05	$0.05	Met

Emulex has met or exceeded its earnings guidance in 11 out of 12 of the past quarters and its revenue guidance in the past 10 of 12 quarters; misses only occurred during the last year, during the worst macroeconomic environment in the past eight decades

Source: Emulex filings and press releases

[1] Non-GAAP EPS guidance and actual earnings results. Non-GAAP basis for Quarter ending June 2006 to Quarter Ending March 2009, excluding stock-based compensation and amortization of intangibles, as well as other non-recurring items such as severance and associated costs, impairment of intangible assets, in-process research and development, additional cost on sell through of stepped up inventory, net insurance recovery associated with legal settlement, net recovery related to an impairment of a strategic investment, net charge related to an impairment of strategic investment and charges related to globalization initiatives; see p.24 "Financial Footnotes: GAAP to Non-GAAP Reconciliation"

EMULEX

13

Evaluating Broadcom's Grossly Inadequate Offer

Current Trading Price If ELX Traded In-Line With Peers1 Post-Offer Broadcom's Offer Does NOT Provide an Attractive Premium Given Emulex's Unaffected Standalone Value and Equity Market Performance Since Announcement Had Emulex Traded In-Line with Peers1... ....Broadcom's Offer would be a De Minimis Premium or Potentially a Discount (Assumes performance in-line with Peers1) Broadcom's Premium at Announcement Source: Factset; Market data as of 12-Jun-2009 1 Peers include BRCD, QLGC, LSI, JDSU, FNSR ELX Peers1 have increased +37.5% on average since 20-Apr (Assumes performance in-line with Peers1) Implied Premium @ $9.25 If ELX Traded In-Line With Peers1 Post-Offer ELX's 20-Apr price did NOT incorporate the impact of the recent design wins BRCM's offer could represent a discount to ELX's trading price today, if ELX's stock price incorporated both recent equity market performance and the recent design wins Broadcom's Offer Represents a Small Premium or Even a Discount to Where Emulex Could be Trading Today ?

Broadcom's Threats to Seek Other Alternatives Are Undermined by Their Own Admissions Broadcom has attempted to pressure Emulex's stockholders by threatening to pursue other alternatives "Broadcom may... [decide] to pursue an alternative path" "Acquisition accelerates ability to enter market, but sufficient time if [we] have to pursue alternative strategies" At an investor conference, Scott McGregor cited three alternatives ? "[W]e could do nothing and over the course of the next 10 years..." benefit from transition to Ethernet ? "The other possibility... is to do it organically... [it] would be dilutive... and it would take a number of years..." ? "We could buy a company already in the space" Emulex believes that the first two alternatives represent lengthy delay and the second also entails dilution and significant execution risk - we do not believe these are feasible alternatives! Moreover, McGregor stated that an acquisition of Emulex "is the best option" for Broadcom Broadcom's Presentation Regarding Scott McGregor's Remarks Broadcom's Threats to Pursue Alternatives are an Attempt to Pressure Stockholders to Consent in Support of its Grossly Inadequate Bid Source: Broadcom Filings; transcript from Bank of America and Merrill Lynch U.S. Technology Conference, 3-Jun-2009

Wall Street Agrees That Broadcom's Bid Undervalues Emulex "Recent checks confirm Emulex claims of Broadcom design win losses...a lose/lose situation has emerged for Broadcom...we believe Broadcom will have no choice but to up its bid...." -- JMP Securities, 4-May-2009 "...assuming a more conservative $500M top-line..., this would leave us to believe that Emulex's target model would generate ~$1.20/share. ... [Continues] to support expectation of raised bid from Broadcom..." -- Stifel Nicolaus, 19-May-2009 "...we believe Broadcom's offer to acquire the company [is] below a fair acquisition value..." -- Pacific Crest, 28-Apr-2009 "We would expect Broadcom to potentially improve the offer..." -- Baird, 19-May-2009 Source: Broadcom filings and Wall Street research

Considerations Regarding Governance and Consent Solicitation Process

Emulex Has a Strong Governance Profile Emulex has a leading corporate governance structure and the Board's interests are aligned with stockholders Annually elected board Experienced, engaged, majority-independent Board Directors and executive officers have 6.4% beneficial ownership of the company Cumulative voting facilitates minority representation CGQ of 81% vs. the relevant index1 What about Broadcom? Employs a dual-class stock structure, with disproportionate voting - Nicholas and Samueli wield 57.8% of the vote with only 12.5% of the economics Bylaws also include a provision specifically protecting the dual class structure Director's and executive officers have 1.1% of the beneficial ownership of the company CQG of 24% vs. the relevant index1 Source: Broadcom and Emulex Proxy and other Filings 1 Russell 3000 for ELX and S&P 500 for BRCM, per RiskMetrics Group

Who Benefits from the Consent Solicitation Process? Consent Solicitation + Special Meeting Current Annual Meeting Meeting Date Nov-2009 Sep-2009 (est.) Forum for stockholders to express their interests? ? ? Option to elect a new slate of Board members? ? ? Provides stockholders with the means to express their views on Broadcom's grossly inadequate offer? ? ? Provides Broadcom with additional leverage? ? The consent solicitation and special meeting DO NOT benefit Emulex stockholders - but DO provide Broadcom with leverage

Activist Consent Solicitation Processes at Other Companies Differ Significantly From Broadcom's Typical Activist Shareholder Broadcom (Hostile Bidder) Party seeking consent has interests aligned with other stockholders? Yes No Party seeking consents benefits from higher value to other stockholders in sale? Yes No Typically pursues minority slate in proxy fights? Yes No Timing gap between hypothetical special meeting and annual meeting is significant? No Shifts leverage to hostile bidder? No Yes Activist consent solicitation processes at other companies to call a special meeting involved parties whose interests were aligned with other stockholders - this is NOT the case with Broadcom

Appendix

Technical Glossary 10GbE - 10 Gigabyte Ethernet ASIC - Application-Specific Integrated Circuit CNA - Converged Network Adapter EE - Enhanced Ethernet which adds Loss-Less transfers Fibre Channel - A standard storage networking technology FCoE - Fiber Channel Over Ethernet HBA - Host Bus Adapter IT - Information Technology I/O - Input / Output IP - Internet Protocol iSCSI - Internet Small Computer Systems Interface LOM - LAN on Motherboard NIC - Network Interface Controller RDMA - Remote Direct Memory Access for clustering servers SAN - Storage Area Network

As a general matter, the Company uses non-GAAP financial measures in addition to and in conjunction with corresponding GAAP measures to help analyze the performance of its core business, in connection with the preparation of annual budgets, and in measuring performance for some forms of compensation. In addition, the Company believes that non-GAAP financial information is used by analysts and others in the investment community to analyze the Company's historical results and in providing estimates of future performance and that failure to report these non-GAAP measures could result in confusion among analysts and others and, with respect to historical non-GAAP financial measures, a misplaced perception that the Company's results have underperformed or exceeded expectations. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of the Company's results of operations and the factors and trends affecting the Company's business. However, these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. The non-GAAP disclosures and the non-GAAP adjustments for the Company's historical Non-GAAP financial measures, including the basis for excluding such adjustments and the impact on the Company's operations, are outlined below. Historical Non-GAAP financial measures: Non-GAAP operating income. Non-GAAP operating income excludes the effects of (i) stock-based compensation, (ii) amortization of intangibles, (iii) severance and associated costs, (iv) impairment of intangible assets, (v) in-process research and development, (vi) additional cost on sell through of stepped up inventory, and (vii) net insurance recovery associated with legal settlement. The Company believes that presentation of a measure of operating income that excludes stock-based compensation, amortization of intangibles, severance and associated costs, impairment of intangible assets, in-process research and development, additional cost on sell through of stepped up inventory and net insurance recovery associated with legal settlement is useful to management and investors for the following reasons. At the time of an acquisition, the intangible assets are recorded at fair value and subsequently amortized over their estimated useful lives. The Company believes that the amortization of intangibles does not constitute part of its core business because it generally represents costs incurred by the acquired company to build value prior to acquisition and as such it is effectively part of transaction costs rather than ongoing costs of operating the Company's core business. In this regard, the Company notes that (1) once the intangibles are fully amortized, they will not be replaced with cash costs and therefore, the exclusion of these costs provides management and investors with better visibility into the actual costs required to generate revenues over time, and (2) although the Company sets the amortization expense based on useful life of the various assets at the time of the transaction, the Company cannot influence the timing and amount of the future amortization expense recognition once the lives are established. As a result, the Company believes that exclusion of these costs in presenting non-GAAP financial measures provides management and investors a more effective means of evaluating its historical performance and projected costs and the potential for realizing cost efficiencies within its core business. Similarly, the Company believes that presentation of non- GAAP measures that exclude the impact of stock-based compensation assists management and investors in evaluating the period over period performance of the Company's ongoing core business operations because the expenses are non-cash in nature and, although the size of the grants is within the Company's control, the amount of expense varies depending on factors such as short-term fluctuations in stock price and volatility which can be unrelated to the operational performance of the Company during the period in question and generally is outside the control of management during the period in which the expense is recognized. Moreover, the Company believes that the exclusion of stock-based compensation in presenting non-GAAP financial measures is useful to investors to understand the impact of the expensing of stock-based compensation to the Company's financial measures in comparison to both prior periods as well as to its competitors. The Company has incurred severance and certain related costs in connection with the change in employment status of certain employees, including terminations resulting from elimination of certain positions. As the costs related to these terminated employees are not expected in the future, the company believes they do not accurately reflect the costs of operation of the Company's core business. As a result, the Company believes that the exclusion of such severance and related costs from the calculation of non-GAAP financial measures gives management and investors a more effective means of evaluating its historical performance and projected costs. Financial Footnotes: GAAP to Non-GAAP Reconciliation

The Company believes disclosure of non-GAAP operating income has economic substance because the excluded expenses are either infrequent in nature or do not represent current cash expenditures. A material limitation associated with the use of this measure as compared to the GAAP measure of operating income is that it may not be comparable with the calculation of operating income for other companies in the Company's industry. The Company compensates for these limitations by providing full disclosure of the effects of this non-GAAP measure, by presenting the corresponding GAAP financial measure in this presentation and by providing a reconciliation to the corresponding GAAP measure to enable investors to perform their own analysis. Non-GAAP diluted earnings per share. Non-GAAP diluted earnings per share excludes the effects of (i) stock-based compensation, (ii) amortization of intangibles, (iii) severance and associated costs, (iv) impairment of intangible assets, (v) in-process research and development, (vi) additional cost on sell through of stepped up inventory, (vii) net insurance recovery associated with legal settlement, (viii) net recovery related to an impairment of a strategic investment, (ix) net charge related to an impairment of strategic investment and (x) charges related to globalization initiatives. In addition, non-GAAP diluted earnings per share reflects an adjustment of income tax expense associated with exclusion of the foregoing expense items. The adjustment of income taxes is required in order to provide management and investors a more accurate assessment of the taxes that would have been payable on net income, as adjusted by exclusion of the effects of the above listed items. The Company believes that presentation of a measure of diluted earnings per share that excludes these items is useful to management and investors for the reasons described above with respect to non-GAAP operating income. The Company believes disclosure of non-GAAP diluted earnings per share has economic substance because the excluded expenses are infrequent in nature, are unlikely to be recurring and are variable in nature, or do not represent current cash expenditures. A material limitation associated with the use of this measure as compared to the GAAP measure of diluted earnings per share is that it may not be comparable with the calculation of diluted earnings per share for other companies in the Company's industry. The Company compensates for these limitations by providing full disclosure of the effects of this non-GAAP measure, by presenting the corresponding GAAP financial measure in this presentation and by providing a reconciliation to the corresponding GAAP measure to enable investors to perform their own analysis. The following pages provide reconciliation of historical GAAP to Non-GAAP financial measures: Page 27: LTM Non-GAAP Operating Margin and Non-GAAP Diluted Earnings (Loss) per Share (EPS) Page 28: Quarter Ending June 2006 to Quarter Ending March 2009 Non-GAAP Diluted Earnings (Loss) per Share (EPS) - Actuals Page 29: Quarter Ending June 2006 to Quarter Ending March 2009 Non-GAAP Diluted Earnings (Loss) per Share (EPS) - Guidance Financial Footnotes: GAAP to Non-GAAP Reconciliation Continued

Forward-Looking Non-GAAP Financial Measures The Company has included the following forward-looking non-GAAP financial measures in this presentation: (i) non-GAAP diluted earnings per share, and (ii) non-GAAP operating margin. Each of these non-GAAP financial measures is adjusted to exclude certain expenses: (1) stock based compensation, (2) amortization of intangibles, and (3) other unforeseen and contingent non-recurring items that the Company cannot reasonably forecast, including severance, goodwill impairment, costs incurred by the Company on behalf of the Company's Board of Directors in connection with its review of the unsolicited tender offer and related consent solicitation by Broadcom, and litigation and other costs related to such offer and solicitation. The Company has not included in this presentation a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures because, due to variability and difficulty in making accurate forecasts and projections or certain information not being ascertainable or accessible, not all of the information necessary for a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures is available to the Company without unreasonable efforts. The probable significance of providing forward-looking non-GAAP financial measures without the directly comparable GAAP financial measures is that such GAAP financial measures may be materially different from the corresponding non-GAAP financial measures. Financial Footnotes: GAAP to Non-GAAP Reconciliation Continued

Financial Footnotes: GAAP to Non-GAAP Reconciliation Operating Margin and Diluted Earnings (Loss) per Share: LTM As of Mar-09 Source: Company press releases

Financial Footnotes: GAAP to Non-GAAP Reconciliation Diluted Earnings (Loss) per Share (Actual): Quarter Ending Jun-06 to Quarter Ending Mar-09 Source: Company press releases

Financial Footnotes: GAAP to Non-GAAP Reconciliation Diluted Earnings (Loss) per Share (Guidance): Quarter Ending Jun-06 to Quarter Ending Mar-09 Source: Company press releases